QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

SUBSIDIARIES

        LexaLite International Corporation, a Delaware corporation

        Agricultural Products, Inc., a California corporation

        KVP Falcon Plastic Belting, Inc., a California corporation

        Manchester Plastics Co., Inc., a California corporation

        Ny-Glass Plastics, Inc., a California corporation

        Plastron Industries, Inc., a Delaware corporation

        Plastic Specialties, Inc., a Mississippi corporation

        Calnetics Corporation, a California corporation

        Fullerton Holdings, Inc., a California corporation

        KVP Holdings, Inc., a Delaware corporation

        Genesta, Inc., an Ontario, Canada corporation

QuickLinks

SUBSIDIARIES